Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2022 with respect to the consolidated financial statements of Anghami included in the Amended Registration Statement (Form F-1/A) and related Prospectus of Anghami, Inc. dated June 7, 2022.

/s/ Ernst & Young

Abu Dhabi, United Arab Emirates

June 7, 2022